Exhibit 5.1

100 North Tampa Street, Suite 4100 P.O. Box 1288 (ZIP 33601-1288) Tampa, Florida 33602-3644 813-227-8500 813-229-0134 Fax www.hklaw.com	Atlanta Bethesda Boston Chicago Fort Lauderdale Jacksonville Los Angeles Miami New York Northern Virginia Orlando San Francisco Tallahassee Tampa Washington, D.C. West Palm Beach	International Offices: Beijing Caracas* Mexico City Tel Aviv* *Representative Office

June 2, 2008

Jabil Circuit, Inc.

10560 Dr. Martin Luther King, Jr. Street North

St. Petersburg, FL 33716

Re:	Exchange by Jabil Circuit, Inc. of up to $400,000,000 8.250% Senior

Notes due 2018

Ladies and Gentlemen:

We have acted as counsel to Jabil Circuit, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to (i) $150,000,000 aggregate principal amount of 8.250% Senior Notes due 2018 (the “May Registered Notes”) and (ii) $250,000,000 aggregate principal amount of 8.250% Senior Notes due 2018 (the “January Registered Notes”). The January Registered Notes were previously registered on Form S-4 (File No. 333-149278) and are being brought forward by the Registration Statement pursuant to Rule 429 under the Securities Act. The May Registered Notes and the January Registered Notes (collectively, the “Notes”), are being issued pursuant to an indenture dated as of January 16, 2008 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A. as trustee (the “Trustee”), and will be treated as a single series under the Indenture. The Notes will be offered by the Company in exchange for a like aggregate principal amount of its outstanding 8.250% Senior Notes due 2018.

We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents and (d) that each transaction complies with all tests of good faith, fairness and conscionability required by law. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on such examination and subject to the foregoing exceptions, qualifications, and limitations, we are of the opinion that, when the Notes have been duly completed, executed, authenticated and delivered in accordance with the Indenture upon the exchange, the Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the limitations of bankruptcy, insolvency, reorganization, moratorium or other laws or judicial decisions affecting the enforcement of creditors’ rights generally and general principles of equity.

This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.

Jabil Circuit, Inc.

June 2, 2008

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and the use of our name wherever it appears in the Registration Statement, the prospectus and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP
HOLLAND & KNIGHT LLP